UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

OF 1934

Date of Report (Date of earliest event reported): September 7, 2013

US ECOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

251 E. Front St., Suite 400 Boise, Idaho (Address of principal executive offices)		83702 (Zip Code)

(208) 331-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2013, the Board of Directors (“Board”) of US Ecology, Inc. (“Company”) appointed Jeffrey R. Feeler to the Board. On the same day, the Company entered into an employment agreement with Mr. Feeler, President and Chief Executive Officer, approved an annual base salary and incentive opportunity for Eric L. Gerratt, Executive Vice President and Chief Financial Officer, and approved equity awards for both Mr. Feeler and Mr. Gerratt.

Appointment of Jeffrey R. Feeler to the Board of Directors

On September 7, 2013, the Board appointed Mr. Feeler to the Board for an initial term expiring at the Company’s annual meeting of stockholders in 2014. Mr. Feeler joined the Company in July 2006 and serves as its President and Chief Executive Officer having served most recently as Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Feeler has over twenty (20) years of business and financial management experience including seven years with the Company. Prior to joining the Company, Mr. Feeler worked with MWI Veterinary Supply, Inc., Albertson’s, Inc., Hewlett-Packard and PricewaterhouseCoopers LLP. He is a Certified Public Accountant and has a BBA of Finance and BBA of Accounting from Boise State University. Mr. Feeler has not been appointed to any committees of the Board and, as an employee of the Company, will not receive a retainer or any other fees for service on the Board.

On September 9, 2013, the Company issued a press release announcing the appointment of Mr. Feeler to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Employment Agreement with Jeffrey R. Feeler

On September 7, 2013, the Company entered into a three year Executive Employment Agreement (“Agreement”) with Mr. Feeler with an effective date of June 1, 2013 (“Effective Date”). The term of Mr. Feeler’s employment under the Agreement expires on May 31, 2016 with automatic one year renewal periods unless written notice is provided by either party of an intent not to renew on or before sixty (60) days prior to expiration, including any renewals thereof. Among other things, the Agreement establishes Mr. Feeler’s minimum annual base salary of $325,000. Mr. Feeler is also eligible to participate in any cash incentive or bonus plans of the Company which are in effect from time to time, including opportunities granted under the Company’s management incentive plan (“MIP”), at a rate of 75% of base salary for achievement of 100% of the MIP targets. Both the base salary and the MIP target bonus are effective May 30, 2013.

The Agreement requires Mr. Feeler to maintain, within thirty-six (36) months of the Effective Date and for the remainder of his employment term under the Agreement, a total equity ownership position in the Company with an aggregate value of not less than $975,000 (three times base salary as of the Effective Date), calculated based on the greater of cost basis, grant date value or market value.

The Agreement further provides for severance benefits payable to Mr. Feeler if his employment is terminated by the Company without cause or by Mr. Feeler for good reason in an amount equal to the greater of base salary payable for the remainder of the employment term or one year’s base salary (“Severance Payment”). In addition to the Severance Payment, Mr. Feeler would be eligible for continued vesting of granted stock options for the shorter of a period of one year or the original expiration date of such option; continued vesting of restricted stock grants for a period of one year; and continued medical, hospitalization, life insurance and disability benefits to which Mr. Feeler was entitled at the termination date for twenty-four (24) months following the termination date (or until Mr. Feeler receives similar or comparable coverage at a new employer, if shorter).

Upon a change of control of the Company (as defined in the Employment Agreement) and subsequent termination by the Company without cause or by Mr. Feeler for good reason within twenty-four (24) months after such change of control, Mr. Feeler shall be eligible to receive, in lieu of the Severance Payment, a payment equal to two times the sum of (i) his annual base salary and (ii) the greatest of (a) any earned but unpaid amount due under any cash incentive plan; (b) Mr. Feeler’s target incentive amount under the cash incentive plan for which a payment is earned, but unpaid; and (c) the cash incentive plan payment received (if any) for the fiscal year immediately preceding the cash incentive plan year in which the termination occurs.

The Agreement supersedes and replaces any other agreements previously entered into with Mr. Feeler.

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Base Salary and Incentive Opportunity for Eric L. Gerratt

The Compensation Committee of the Board approved a base salary for Mr. Gerratt of $205,000 and a MIP target of 45% of base salary for achievement of 100% of the MIP targets, both effective May 30, 2013.

Equity Awards

The Compensation Committee of the Board approved for Mr. Feeler an equity award of restricted stock with a value of $120,000 and options to purchase the Company’s common stock with a value of $120,000. For Mr. Gerratt, the Committee approved a restricted stock award with a value of $22,500 and options with a value of $22,500. The terms of the grants are consistent with the March 14, 2013 awards previously granted to both Mr. Feeler and Mr. Gerratt, including three-year and five-year annual vesting for restricted stock and options respectively.

9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

99.1	Press release issued by the Company on September 9, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

US Ecology, Inc.
(Registrant)

Date: September 9, 2013	By: /S/ Eric L. Gerratt
Eric L. Gerratt
Executive Vice President and Chief Financial Officer

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